VA SOFTWARE CORPORATION

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is made by and between  Mr. Darryll E. Dewan (“Employee”) and VA Software Corporation (the “Company”), collectively referred to as the (“Parties”):

WHEREAS, Employee is employed by the Company;

WHEREAS, the Company and Employee have entered into an At Will Employment, Confidential Information, Invention, Assignment and Arbitration Agreement dated October 27, 2003 (the "Confidentiality Agreement") and an indemnification agreement executed on June 2, 2004 (the “Indemnification Agreement”);

WHEREAS, on August 31, 2006, Employee was granted a restricted stock award of 100,000 shares of the Company’s stock, with time-based vesting (the “Time-Based RSA”), and a restricted stock award of 37,500 shares of the Company’s stock, with performance-based vesting (the “Performance-Based RSA”), both awards having been made pursuant to the Company’s 1998 Stock Option Plan (the “Plan”), and memorialized in the Restricted Stock Agreement dated August 31, 2006 (the “Restricted Stock Agreement”). Collectively, the Time-Based RSA and the Performance-Based RSA may be referred to herein as the “RSAs”;

WHEREAS, the Company granted Employee an option on October 27, 2003 to purchase 500,000 shares of the Company’s common stock pursuant to the Plan, memorialized in a Stock Option Agreement dated October 27, 2003 (the “October 2003 Stock Option Agreement”), an option on December 10, 2003 to purchase 100,000 shares of the Company’s common stock pursuant to the Plan, memorialized in a Stock Option Agreement dated December 10, 2003 (the “December 2003 Stock Option Agreement”), and an option on July 1, 2004 to purchase 300,000 shares of the Company’s common stock pursuant to the Plan, memorialized in a Stock Option Agreement dated July 1, 2004 (the “July 2004 Stock Option Agreement”; and together with the October 2003 Stock Option Agreement and the December 2003 Stock Option Agreement, the “Stock Option Agreements”);

WHEREAS, Employee’s position as Group President, SourceForge Enterprise Software, is being eliminated and his employment with the Company is terminating, effective April 30, 2007 (“Termination Date”);

WHEREAS, the Parties, and each of them, wish to set forth the terms of Employee’s separation from the Company and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising from or in any way related to Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.  Termination Date. Employee’s employment with the Company shall end effective as of the Termination Date including, without limitation, his position as Group President, SourceForge Enterprise Software.

2.  Consideration.

(a)  Separation Payment. Within ten (10) business days of the Termination Date (but in no event prior to the Effective Date), the Company agrees to pay Employee a lump sum separation payment of one hundred sixty thousand dollars and no cents ($160,000), equivalent to six (6) months of Employee’s annual base salary, less applicable withholding and other standard deductions, in accordance with the Company’s regular payroll practices.

(b)  Benefits Continuation. Employee’s health insurance benefits will remain in effect through April 30, 2007. To the extent permitted by law and by the Company’s current group health insurance policies, Employee will be eligible to continue his health insurance benefits after April 30, 2007, under the federal COBRA law at his own expense. Employee will be provided with a separate notice of his COBRA rights. Subject to this Agreement becoming effective on the Effective Date, the Company will, however, reimburse Employee for the premium payments in the amount of One Thousand Ninety-One Dollars and Eighty Cents ($1091.80) per month for six (6) months (May 2007 - October 2007) following termination of health insurance benefits, provided that Employee submits to Company monthly receipts, cancelled checks, or other proofs of payments.

(c)  Accelerated Vesting. Subject to this Agreement becoming effective on the Effective Date, effective as of the Termination Date, Employee will receive six (6) months of Accelerated Vesting, which shall mean the immediate vesting of a number of shares of the Time-Based RSA that would have vested had the Employee continued to be employed by the Company for an additional six (6) month period beyond the Termination Date.

(d)  Extended Exercise Period. Subject to this Agreement becoming effective on the Effective Date, Employee shall have a nine (9) month Extended Exercise Period, commencing on Employee’s Termination Date, during which Employee may exercise any and all of his vested stock options. The exercise of Employee’s vested stock options shall continue to be governed by the terms and conditions of the Company’s Stock Option Agreements. Employee understands that these amendments may disqualify Employee’s Incentive Stock Options and result in Employee having Non-Statutory Stock Options. Employee acknowledges that in any event, three (3) months and one (1) day from the Termination Date the portion of Employee’s vested but unexercised options under the Stock Option Agreements that formerly qualified as Incentive Stock Options shall cease to qualify as Incentive Stock Options and will be treated for tax purposes as Non-Statutory Stock Options.

(e)  Forfeiture of Unvested Restricted Stock. Immediately following the Accelerated Vesting specified in Section 2(c) above, Employee shall cease vesting of the Time-Based RSA. Additionally, Employee hereby agrees to and does forfeit all of the Performance-Based RSA, in accordance with the Restricted Stock Agreement.

(f)  Repurchase of Unvested RSAs. The Company shall repurchase all of Employee’s Time-Based RSA that remain unvested immediately following the Accelerated Vesting and the Company shall repurchase all of Employee’s Performance-Based RSA.

3.  Confidential Information; Company Property. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company.

4.  Salary and Accrued Vacation. Employee acknowledges and represents that the Company will have paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received.

5.  Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents and employees. Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”), from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a)  any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

(b)  any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation: any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)  any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

(e)  any and all claims for violation of the federal, or any state, constitution;

(f)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)  any and all claims for attorneys' fees and costs, with the exception of such fees and costs as may be governed by the terms of the Indemnification Agreement.

The Parties agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, the Confidentiality Agreement, or the Indemnification Agreement.

6.  Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

7.  Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

8.  No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein. Company represents that it has no lawsuits pending in its name against Employee and, to the actual knowledge of the Company’s president and chief executive officer, no lawsuits are pending against Employee relating to Employee’s period of service as an employee of the Company.

9.  Confidentiality. The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Employee hereto agrees to use reasonable efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, the consideration for this Agreement, and any allegations relating to the Company or his employment with the Company except as otherwise provided for in this Agreement (hereinafter collectively referred to as "Settlement Information"). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee shall, however, be permitted to disclose Settlement Information to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information. Furthermore, in the event either Party is legally required to disclose the terms of this Agreement such disclosure shall be permitted hereunder provided written notice of such disclosure is provided to the nondisclosing Party.

10.  No Cooperation. Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Releasees, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify in writing the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

11.  Non-Disparagement. Each Party agrees to refrain from any defamation, libel or slander of the other Party or tortious interference with the contracts and relationships of the other Party.

12.  Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for him or any other person or entity.

13.  No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a)  an admission of the truth or falsity of any claims heretofore made or any potential claims; or

(b)  an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

14.  Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement, except as provided herein.

15.  Indemnification. Employee agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

16.  Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the Confidentiality Agreement.

17.  Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.  No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

19.  Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion thereof so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

20.  Entire Agreement. This Agreement, the Indemnification Agreement, the Confidentiality Agreement, the Restricted Stock Agreement and the Stock Option Agreements, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior representations, understandings, and agreements concerning the subject matter of this Agreement (other than the Indemnification Agreement, the Confidentiality Agreement, the Restricted Stock Agreement and the Stock Option Agreements) have been superseded by the terms of this Agreement. In the event that the indemnification language of this Agreement conflicts with the indemnification language of the Indemnification Agreement, the Indemnification Agreement shall govern. In addition, Employee shall continue to be provided coverage under director and officer liability insurance, no less favorable than the other officers employed by the Company as of the Effective Date of this Agreement.

21.  No Waiver. The failure of either Party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

22.  No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either Party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

23.  Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California.

24.  Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

25.  Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective after seven (7) days have passed since Employee signed the Agreement, assuming it is not revoked by either Party before that date (the “Effective Date”).

26.  Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27.  Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)  They have read this Agreement;

(b)  They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)  They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)  They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

VA Software Corporation
Dated: 5/4/2007	By:	/s/ Patricia S. Morris
Patricia S. Morris Senior Vice President & Chief Financial Officer Darryll E. Dewan, an individual

Dated: 5/3/2007	By:	/s/ Darryll E. Dewan
Darryll E. Dewan